Exhibit 10.1
MEMORANDUM OF UNDERSTANDING

This document sets forth the terms of an agreement concluded between North Bay Resources, Inc. (the “Company”) and ~~William M. Greene~~ (Investor) (collectively the “Parties”) during negotiations on June 2, 2013.  The purpose of the agreement is to obtain short term financing for the Company in return for Investor’s rights to purchase certain specimen gold from the Company’s Ruby Gold Mine in Sierra County, California.

Parties agree that Investor will loan One Hundred Fifty Thousand dollars ($150,000.00) to Company immediately upon acceptance by signature of this Memorandum Agreement.

In return Investor will acquire the right to purchase one hundred and twenty (120) ounces of specimen gold from the initial production of the Ruby Gold Mine.  Investor shall pay ten per cent (10%) below the spot price of gold at the time the gold is removed from the ground.  Parties understand that the specimen gold must meet the requirements of the investor and that Investor has complete discretion in determining whether or not the gold production meets his requirements.  Investor may at his option have an on site inspector with all necessary authority to ensure compliance.  The specimen gold must be available for purchase no later than February 1, 2014.  The One hundred fifty thousand dollar ($150,000.00) loan shall be repaid by applying it to the purchase price of the gold.

If acceptable specimen gold is not available by February 1, 2014, the Company shall pay One hundred Sixty Five thousand dollars ($165,000.00) to Investor within seven (7) days. Notwithstanding the repayment of the loan Investor shall retain the full right to purchase the one hundred and twenty ounces of gold at ten percent (10%) below the spot price in effect at the time acceptable gold becomes available.  This right shall be ongoing and shall not be extinguished by any means whatsoever except by exercise of the right by the Investor.

Both parties recognize that security provisions and arrangements for the specimen gold is of the utmost importance, and will make every reasonable effort to provide for it.

Company agrees that it will pay any legal costs and fees associated with any litigation that may arise between Company and Investor in connection with the performance of this agreement.

Company agrees that it will make up to two thousand additional ounces of specimen gold available for purchase by Investor on like terms subject to additional negotiations.

Investor may substitute a corporate entity for himself as a party to this agreement with full rights and obligations as designated herein.

Parties agree to use their best efforts in good faith and fair dealing to amicably resolve any disputes that may arise in connection with this agreement.

By signing below the Parties covenant and agree to perform the terms of the agreement as set forth above.

Investor

By: /s/William Greene                                                     Date: June 4, 2013
William M. Greene

North Bay Resources, Inc.

By: /s/ Perry Leopold                                                     Date:  June 4, 2013
Perry Leopold, CEO